STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.
                                    Depositor

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                  Master Servicer and Securities Administrator

             STRUCTURED ASSET MORTGAGE INVESTMENTS II TRUST 2006-AR3
                                 Issuing Entity

               Mortgage Pass-Through Certificates, Series 2006-AR3

                         Supplement dated July 17, 2006
                  to Prospectus Supplement dated April 27, 2006
                       to Prospectus dated March 28, 2006

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated April 27, 2006.

         1. Notwithstanding anything to the contrary provided in the prospectus supplement, each class of Group I and Group III Interest-Only Certificates shall have a notional amount and a certificate principal balance. The initial certificate principal balance of each such class of Group I and Group III Interest-Only Certificates will equal zero. In the event that the interest accrued on the notional amounts of any such class of certificates is reduced as a result of the allocation of net deferred interest on the related mortgage loans, as described further in this prospectus supplement, the certificate principal balance of the related class of certificates will increase by the amount of such reduction.

         2. Notwithstanding anything to the contrary provided in the prospectus supplement, each class of Group I and Group III Interest-Only Certificates shall bear interest on its respective notional amount and a certificate principal balance, as follows:

         o The Class I-2X Certificates will bear interest at a fixed pass-through rate equal to 1.000% per annum on the sum of its notional amount and certificate principal balance as of the related distribution date.

         o      The Class III-X Certificates will bear interest:

                (A) on its notional amount, at a variable pass-through rate equal to the excess, if any, of (x) the weighted average of the net rates of the mortgage loans in Loan Group III, over (y) the weighted average pass-through rates of each class of the Class III-A-1 Certificates and the Class III-A-3 Certificates as of the related distribution date, weighted in proportion to the applicable Certificate Principal Balance of each such class as of such distribution date; and

                (B) on its certificate principal balance, at a variable pass-through rate equal to the weighted average of the net rates of the mortgage loans in Loan Group III.

         o      The Class III-MX Certificates will bear interest:

                (A) on its notional amount, at a variable pass-through rate equal to the excess, if any, of (x) the weighted average of the net rates of the mortgage loans in Loan Group III, over (y) the weighted average of the pass-through rates on each class of Class III-B Certificates as of the related distribution date, weighted in proportion to the applicable Certificate Principal Balance of each such class as of such distribution date; and

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                (B) on its certificate principal balance, at a variable
         pass-through rate equal to the weighted average of the net rates of the mortgage loans in Loan Group III.

         3. The following new paragraph is hereby added on page S-10 of the prospectus supplement immediately preceding the caption entitled "Class I-2X Certificates":

         Group I and Group III Interest-Only Certificates:

         Each of the Class I-2X Certificates, Class III-X Certificates and the Class III-MX Certificates will have both a notional amount and a certificate principal balance. The initial certificate principal balance of each such class of certificates will equal zero. In the event that the interest accrued on the notional amount of any such class of certificates is reduced as a result of the allocation of net deferred interest on the related mortgage loans, as described further in this prospectus supplement, the certificate principal balance of the related class of certificates will increase by the amount of such reduction.

         4. The first sentence under each of the captions entitled "Class I-2X Certificates", "Class III-X Certificates" and "Class III-MX Certificates", on page S-10 of the prospectus supplement, are hereby deleted.

         5. The section under the caption "Risk Factors--An Investor's Yield on the Certificates Will be Subject to any Negative Amortization on the Group I and Group III Mortgage Loans", on pages S-46 through S-47 of the prospectus supplement, is hereby revised to delete the parenthetical "(other than the related interest-only certificates)" in each of the three instances in which it appears in such section.

         6. Clause (ii) of priority 2. under the caption "Description of the Certificates--Interest Funds" on page S-89 of the prospectus supplement is hereby revised to add the words "and the Class I-2X Certificates" immediately following the words "Class I-2A Certificates" therein.

         7. Clause (ii) of priority 1. of paragraph (A) under the caption "Description of the Certificates--Distributions on the Group I
Certificates--Principal Distribution Amounts" on page S-90 of the prospectus supplement is hereby revised to add the words "and the Class I-2X Certificates" immediately following the words "Class I-2A Certificates" therein.

         8. Clause (ii) of priority 1. of paragraph (B) under the caption "Description of the Certificates--Distributions on the Group I
Certificates--Principal Distribution Amounts" on page S-91 of the prospectus supplement is hereby revised to add the words "and the Class I-2X Certificates" immediately following the words "Class I-2A Certificates" therein.

         9. The priority fourth of clause (A) under the caption "Description of the Certificates--Distributions on the Group III Certificates" on page S-104 of the prospectus supplement is hereby revised to replace the words "and the Class III-A-3 Certificates" with the following words: ", the Class III-A-3 Certificates and the Class III-X Certificates".

         10. Clause (B) under the caption "Description of the Certificates--Distributions on the Group III Certificates" on page S-104 of the prospectus supplement, is hereby revised to replace the parenthetical "(in the case of clause (a) below only)" with the parenthetical "(in the case of clauses
(a) and (d) below only)".

         11. The first paragraph under the caption "Description of the Certificates--The Principal Distributions on the Group III Senior Certificates" on page S-108 of the prospectus supplement, is hereby revised to add the words "and the Class III-X Certificates" immediately following the words "Class III-A Certificates" in both instances in which such words appear in such paragraph.

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         12. The first sentence under the caption "Description of the
Certificates--The Principal Distributions on the Group III Subordinate Certificates" on page S-109 of the prospectus supplement, is hereby revised to add the words: "first to the Certificate Principal Balance of the Class III-MX Certificates, and then," immediately following the words "will be allocated".

         13. The definition of "Certificate Principal Balance" under the caption "Glossary" on page S-191 of the prospectus supplement, is hereby revised to add the following new paragraph at the end thereof:

         With respect to any Group I and Group III Interest-Only Certificate, the initial principal amount of such certificate on the closing date, plus the amount of any Net Deferred Interest allocated thereto on such distribution date and on any previous distribution dates, as reduced by all amounts allocable to principal previously distributed with respect to such Certificate.

         13. Clause (ii) of the definition of "Current Interest" under the caption "Glossary" on page S-198 of the prospectus supplement, is hereby revised to delete the words "except with respect to the Group I Interest-Only Certificates," therein.

         14. Clause (2)(c) of the definition of "Group III Accrued Certificate Interest" under the caption "Glossary" on page S-207 of the prospectus supplement, is hereby revised to read as follows: "(c) any shortfalls resulting from Net Deferred Interest on the mortgage loans and the interest portion of any Realized Losses on the mortgage loans allocated to that class of certificates".

         13. The definition of "Group III Allocable Share" under the caption "Glossary" on page S-208 of the prospectus supplement, is hereby revised to add the words ", after giving effect to the reduction of the Certificate Principal Balance of the Class III-MX certificates on such distribution date" immediately following the words "the related Subordinate Optimal Principal Amount".

         15. The definition of "Net Deferred Interest" under the caption "Glossary" on page S-214 of the prospectus supplement, is hereby revised to add a new paragraph at the end thereof to read as follow:

         With respect to any Class of Group I and Group III Interest-Only Certificates as of any distribution date, the difference, if any, between (1) the proportionate amount of Net Deferred Interest on the related mortgage loans during the related Due Period, and (2) the portion of Net Deferred Interest allocated to the related Certificates (other than the related Interest-Only Certificates) on such distribution date.

The remainder of the prospectus supplement remains unmodified.

This supplement may be used to offer or sell the Certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

                            Bear, Stearns & Co. Inc.

Until 90 days after the date of this Supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



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